UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) July 10, 2007
LAND O’LAKES, INC.

(Exact name of registrant as specified in its charter)

Minnesota	333-84486	41-0365145

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4001 Lexington Avenue North
Arden Hills, Minnesota	55126

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (651) 481-2222
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b)).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS
SIGNATURES

ITEM 8.01 OTHER EVENTS
     On February 24, 2004, Cache La Poudre Feeds, LLC (“Cache”) filed a lawsuit in the United States District Court for the District of Colorado against Land O’Lakes, Inc. (the “Company”), Land O’Lakes Purina Feed LLC and certain named individuals claiming trademark infringement with respect to certain animal feed sales under the Profile trade name. Cache was seeking damages of at least $132.8 million, which, it claimed, was the amount the Company generated in gains, profits and advantages from using the Profile trade name. In response to Cache’s complaint, the Company denied any wrongdoing and pursued certain counterclaims against Cache relating to trademark infringement, and other claims against Cache for, among other things, defamation and libel. Since the Company believed that Cache’s calculation of the Company’s gains, profits and advantages allegedly generated from the use of the Profile trade name was grossly overstated and that the sales revenue generated from the sale of products carrying the Profile trade name was immaterial, the Company decided to allow the case to move to trial. The trial occurred over the past several weeks and concluded on July 10, 2007. The jury determined that Cache had suffered actual damages of approximately $500,000. In addition, the jury provided an advisory opinion to the judge that could require the Company to pay to Cache an additional $14.6 million for alleged Company profits. The judge, however, is granted the authority to make any awards determination relating to awarding Cache any of the Company’s profits, and the Company expects a final ruling within 45 days.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

LAND O’LAKES, INC.
Date: July 13, 2007	/s/ Daniel Knutson
Daniel Knutson
Senior Vice President & Chief Financial Officer